                                      EXHIBIT 23.1


                      [ON COOPERS & LYBRAND LETTERHEAD]


                      CONSENT OF INDEPENDENT ACCOUNTANTS
                                   --------

We consent to the incorporation by reference in the Prospectus Supplement dated March 26, 1997 (to the Prospectus dated March 24, 1997) of Advanta Auto Receivables Corp. I relating to Advanta Automobile Receivables Trust 1997-1 of our report dated January 24, 1997 on our audits of the consolidated financial statements of Financial Security Assurance Inc. and Subsidiaries as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996. We also consent to the reference to our Firm under the caption "Experts".

                                              /s/ Coopers and Lybrand L.L.P.

                                              COOPERS & LYBRAND L.L.P.

New York, New York
March 26, 1997